IVI PUBLISHING, INC.

                             7500 Flying Cloud Drive
                           Minneapolis, MN 55344-3739


November 9, 1997


Mr. Robert N. Goodman
1526 37th Avenue East
Seattle, WA  98112-3844

Dear Robert:

On behalf of Mike Brochu, Chairman, and the other members of the Board of Directors of IVI Publishing, Inc., we are enthusiastic in extending you a formal offer of employment to join our team as President and Chief Executive Officer. Your work experience, personality, management style and knowledge of the industry are ideal characteristics for this key leadership role. It is our belief that IVI will offer you a challenging opportunity to grow a significant enterprise and to build significant personal wealth.

Position:          President, Chief Executive Officer and Member of the Board of
                   Directors

Full time
Effective Date:    November 24, 1997

Company Locations: Corporate Headquarters in Seattle; the Company maintains a commitment to its core group of employees in Eden Prairie, Minnesota.

Possible Name
Change:            The Board is supportive of a name change as soon as possible.
                   The Board would entertain your ideas about a possible change in the Company's name.

Equity Incentives:

    Common Stock
    Options: Options to purchase Common Stock--Options to purchase 450,000 shares of the Company's common stock with an exercise price per share equal to the Company's closing price no later than the full-time effective day of your employment with the Company. The term of the options will be ten years.
                   The Company could fix the stock exercise price earlier if you become a part-time employee of the Company while you concurrently complete your current employment commitment. Assuming you agree to become a part-time employee effective immediately, the Company would establish the exercise price per share of the options in accordance with the effective date of your part-time employment.

                  The vesting of a total of 150,000 shares would be as follows:

                  o        37,500 after completion of one year of employment

                  o Thereafter, the remaining 112,500 shares will vest on a continuous basis over the subsequent three years at a rate of 3,125 shares per month.

                  Subject to your continued employment and in the event of a "change in control," all of these unvested options would accelerate and immediately vest.

                  The remaining 300,000 shares will vest after five years assuming that you continue to serve as President and Chief Executive Officer of the Company. In addition, the exercise date would be accelerated under the following circumstances:

                                              1) The Effective Price in a
                                              "Change of Control" Event or
                                              2) the Close Price
                                              of the Company Common Stock for 40
                  Additional Number of        Consecutive Trading Days Equals or
                  Shares Subject to           Exceeds
                  Exercise Acceleration

                               25,000                           $5.00
                               25,000                           $6.00
                               25,000                           $7.00
                               25,000                           $8.00
                               25,000                           $9.00
                               25,000                          $10.00
                               30,000                          $11.00
                               30,000                          $12.00
                               30,000                          $13.00
                               30,000                          $14.00
                               30,000                          $15.00

                  The options will be exercisable only if you continue to be an employee of the Company on the date of exercise, or 90 days after your termination as an employee of the Company.

Cash Compensation:  Base Salary--$180,000 annually, subject to annual adjustments, as appropriate, in accordance with performance reviews (no downward adjustments).

Cash Incentives
Tied to  Performance:  Annual cash bonuses of up to 50% of annual base salary tied to achievement of milestones and financial objectives as mutually agreed to between the Company's Board of Directors and you.

                  Within 60 days of your employment and with input from the other members of the Board of Directors, we will agree on specific milestones to be accomplished within 1998. We look forward to recommendations and significant input from you as to the structure and content of these objectives.

                  $35,000 of the potential annual cash bonus for 1998 will be guaranteed and paid to you on your first full-time day of employment with the Company.

Vacation and
Fringe Benefits:  In accordance with Company policies.

Employment:       We will develop an employment agreement as soon as possible including definitions of termination "with cause," a non-compete provision, a nonsolicitations provision, and other details typical of employment agreements.

In conclusion, I would be pleased to answer any questions which you may have about this offer and/or any Company matter.

Please evidence your acceptance of this offer by signing each of the two offer letters and then returning one to me in the next few days.

The Board members of IVIP look forward to working with you to realize the exciting current and potential future opportunities of the Company.

Regards,

/s/ Timothy I. Maudlin
Timothy I. Maudlin
Acting President and
Chief Executive Officer
                                              I accept this offer.

                                              /s/ Robert N. Goodman

                                              Acceptance Date:  November 9, 1997